KOSS CORPORATION

Incentive-Based Compensation Clawback Policy

Effective July 26, 2023

1.Policy Purpose

Koss Corporation (the “Company”) establishes this Incentive-Based Compensation (IBC) Clawback Policy (the “Policy”) to enable the Company to recoup the amount of any Erroneously Awarded Compensation to current or former executive officers where such compensation is based upon erroneously reported financial information and an Accounting Restatement is required. This policy is intended to comply with the requirements set forth in Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (the “Listing Rule”) and will be construed and interpreted in accordance with such intent.

2.Policy Administration

This Policy will be administered by the Compensation Committee of the Board of Directors (the “Committee”) unless the Board determines to administer this Policy itself. The Plan administrator will have full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Plan administrator pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. Any action or inaction by the Plan administrator with respect to an Executive Officer under this Policy will in no way limit the Plan administrator’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor will any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

3.Policy Application

This Policy applies to all IBC received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year. For purposes of this Section 3, Incentive-Based Compensation will be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based

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Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to one or more Financial Reporting Measure vesting conditions and a service-based vesting condition will be considered received when the relevant Financial Reporting Measure(s) are achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.  All of the Company’s stock options issued under its 2012 Omnibus Incentive Plan were granted on a discretionary basis with vesting terms based upon service period of the Executive Officer, rather than granted based upon, or with vesting terms based upon, any Financial Reporting Measure.

4.Policy Recovery Requirement

In the event of an Accounting Restatement, the Company must recover, reasonably promptly, any Erroneously Awarded Compensation from the IBC applicable to such Accounting Restatement (pursuant to Section 3 based on the Accounting Restatement Date corresponding to such Accounting Restatement).  The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements.  Recovery under this Policy with respect to an Executive Officer will not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company will satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Executive Officer by exercising its sole and absolute discretion in how to accomplish such recovery, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The Company’s recovery obligation pursuant to this Section 4 will not apply to the extent that the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, determined that such recovery would be impracticable and:

a.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Stock Exchange;

b.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and must provide such opinion to the Stock Exchange; or

c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

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5.Policy Prohibition on Indemnification and Insurance Reimbursement

The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss.

6.Required Policy-Related Filings

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosures required by Securities and Exchange Commission filings.

7.Definitions

a.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.“Board” means the board of directors of the Company.

d.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

e.“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer. For Incentive-Based Compensation granted, earned or vested based upon the attainment of stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.

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f.“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.  Executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company. “Executive Officer” will include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

g.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total stockholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

h.“Incentive-Based Compensation” means any compensation that is granted, earned (i.e., any relevant performance measure is satisfied), or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Such compensation may include annual cash bonuses and equity awards. For the avoidance of doubt, awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, do not constitute Incentive-Based Compensation.

i.“Stock Exchange” means the national stock exchange on which the Company’s common stock is listed.

8.Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

9.Amendment; Termination

The Board may amend this Policy from time to time in its sole and absolute discretion and will amend this Policy as it deems necessary to reflect the Listing Rule, to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time.

10.Other Recovery Obligations; General Rights

To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or

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other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy will not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any individual, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

11.Successors

This Policy will be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

12.Governing Law

This policy and all rights and obligations hereunder will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

This policy has been approved by the Board and is effective as of the Effective Date.

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